Golden Retirement Savings Program

                              Financial Statements

                     Years ended December 31, 1999 and 1998

                                    Contents

Report of Independent Auditors................................................ 1

Financial Statements

Statements of Net Assets Available for Benefits............................... 2
Statements of Changes in Net Assets Available for Benefits.................... 3
Notes to Financial Statements................................................. 4

                         Report of Independent Auditors

The Plan Administrator
Golden Retirement Savings Program

We have audited the accompanying statements of net assets available for benefits of Golden Retirement Savings Program (the Plan) as of December 31, 1999 and 1998, and the related statement of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1999 and 1998, and the changes in its net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States.

May 3, 2000

                        Golden Retirement Savings Program

                 Statements of Net Assets Available for Benefits

                                                          December 31
                                                   1999                  1998
                                               ---------------------------------

Assets
Investment in Golden Books Publishing
  Company, Inc. Master Retirement Trust
   (Notes 2 and 3)                             $31,564,521           $29,534,693

Receivables:
   Employer contribution receivable                 14,158                22,001
   Participant contribution receivable              46,936                68,158
                                               ---------------------------------
Total assets                                    31,625,615            29,624,852

Liabilities
Payable to third parties                            11,304                11,304
                                               ---------------------------------
Net assets available for benefits              $31,614,311           $29,613,548
                                               =================================


See accompanying notes.                                                        2

                        Golden Retirement Savings Program

                 Statements of Net Assets Available for Benefits

                                                          December 31
                                                    1999               1998
                                                --------------------------------
Additions:
  Equity in earnings of Golden Books
    Publishing Company, Inc. Master
    Retirement Trust (Notes 2 and 3)            $ 5,653,873          $2,976,020

  Contributions:
     Employer                                       216,225             350,868
     Participants                                   743,674           1,091,580
                                                --------------------------------
                                                    959,899           1,442,448
                                                --------------------------------
                                                  6,613,772           4,418,468
Deductions:
   Benefit payments and withdrawals               4,632,952           5,256,760
   Administrative expenses                            9,654              10,717
                                                --------------------------------
                                                  4,642,606           5,267,477

Transfer of assets from other plans                  29,597               1,773
                                                --------------------------------
Net increase (decrease)                           2,000,763            (847,236)
Net assets available for benefits at beginning
  of year                                        29,613,548          30,460,784
                                                --------------------------------
Net assets available for benefits at end of
  year                                          $31,614,311         $29,613,548
                                                ================================


See accompanying notes.                                                        3

                        Golden Retirement Savings Program

                          Notes to Financial Statements

                                December 31, 1999

1. Description of the Plan

The following description of the Golden Retirement Savings Program (the Plan) provides only general information. Participants should refer to the Summary Plan Description for a more complete description of the Plan's provisions. The Plan is a contributory defined-contribution plan covering all eligible employees of Golden Books Publishing Company, Inc. (the Company). The Company is a subsidiary of Golden Books Family Entertainment, Inc. (Parent Company). Employees of any United States subsidiary of the Parent Company which adopts the Plan, with the consent of the Company, who meet certain eligibility requirements are also eligible. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

On November 26, 1999, the Company consummated the sale of its manufacturing facility in Racine, Wisconsin to Artech Printing, Inc. (Artech). Account balances of Plan participants who became employees of Artech will be transferred to the applicable Artech Plans in May 2000.

The Parent Company filed for bankruptcy on February 26, 1999, and filed a Joint Plan of Reorganization on March 25, 1999, that was approved by the Company Senior Notes and TOPrS holders. Under an order dated September 24, 1999, the bankruptcy court confirmed the Parent Company's Amended Joint Plan of Reorganization and significant components were approved by the court on December 22, 1999. On January 27, 2000, the Parent Company formally emerged from protection under the bankruptcy code upon the consummation of the Amended Joint Plan of Reorganization. Currently, there are no intentions to terminate the Plan and the Company continues to make contributions to the Plan as required under the Plan Document.

Each employee becomes a participant of the Plan on specified monthly entry dates after meeting the following requirements:

a. Is a member of group of employees to which the Plan has been and continues to be extended by the participating company (Employer), either unilaterally or through collective bargaining; and

b. Has completed six months of continuous employment (as defined in the Plan) if he is covered by a collective bargaining agreement; has completed one month of continuous employment if not covered by a collective bargaining agreement.

                        Golden Retirement Savings Program

1. Description of the Plan (continued)

Participants may elect to make contributions to the Plan in amounts based on a percentage of compensation, as defined in the Plan. A participating employee's total contribution is limited to not less than 1% and not more than 16% of compensation. Income deferral contributions were limited to no more than $10,000 in 1999 and 1998, in accordance with the Internal Revenue Code (IRC). The Plan is intended to satisfy the requirements under Section 404(c) of ERISA and, therefore, provides that participants may choose to direct their contributions and all or part of their account balances among any of the Plan's investment alternatives.

Each participating Employer contributes to the Plan an amount equal to 50% of the first 6% of income deferral contributions made by or on behalf of the participant who has completed six months of continuous service if represented by a collective bargaining agreement or after twelve months of service if not represented by a collective bargaining agreement. Employer contributions are reduced by forfeitures credited for the applicable period.

Interest, dividends and net realized and unrealized gains and losses on Plan investments are allocated to participants' accounts daily based on their proportionate share of the applicable investment fund's assets.

If a participant's employment terminates for any reason other than retirement, disability or death, the participant is vested in Employer contributions according to the following schedule:

                                                  Vested Percentage
   Years of Continuous                               of Employer
       Employment                                Contribution Account
----------------------                           --------------------

Less than 1                                               0%
1 but less than 2                                        25
2 but less than 3                                        50
3 but less than 4                                        75
4 or more                                               100

In the event of a participant's retirement, disability or death, Employer contributions not previously vested become fully vested and are not subject to forfeiture, and the participant's account is immediately distributable.

                        Golden Retirement Savings Program

1. Description of the Plan (continued)

If a participant's employment terminates for any reason, the participant's vested account balance will be distributed to the participant or, in the event of death, to the beneficiary by one or both of the following methods:

a.    By a lump-sum distribution of any or all of the account balance.

b. By applying the cash equivalent of any or all such account balance towards the purchase of an annuity contract, subject to certain requirements as defined in the Plan.

A participant may elect to defer distribution of their vested account balance until age 70 1/2.

No more often than once each quarter, a participant may elect to withdraw all or any portion of the net credit balance in the participant's contribution account, prior plan account or rollover account. Participants may borrow, up to certain limits, against their account balance. Loans must be repaid over a period not to exceed 60 months unless the proceeds were used for the purchase of a primary residence, in which case it must be repaid within 240 months (360 months for loans made prior to October 18, 1989). Generally, loan repayments are made by payroll deduction.

2. Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis for accounting.

Investments

The Plan participates in investment accounts under the Golden Books Publishing Company, Inc. Master Retirement Trust (the Master Trust). Investment income and realized and unrealized appreciation or depreciation on assets held in the Master Trust are allocated daily to each investment fund under the Plan based on its proportionate share of Master Trust assets. Plan participation in the Master Trust is adjusted monthly for withdrawals for benefit payments to Plan participants and for contributions made to the Plan.

                        Golden Retirement Savings Program

2. Summary of Significant Accounting Policies (continued)

Valuation of Investments

The Master Trust's investment in mutual funds, common trust fund and parent company stock are valued at fair value based on quoted redemption values on the last business day of the Plan year. Investments in unallocated insurance contracts are valued at contract value. Contract value represents contributions made under the contract, plus interest, less benefit payments. The contracts are fully benefit responsive, as that terminology is defined in AICPA Statement of Position (SOP) No. 94-4, "Reporting of Investment Contracts Held by Health and Welfare Benefit Plans and Defined Contribution Pension Plans." Participant loans are valued at the remaining unpaid principal amount of the loans, which approximates fair value.

Expenses

Investment management fees are paid by the Plan and other administrative expenses of the Plan are paid by the Company.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain 1998 balances were reclassified to conform to the 1999 presentation.

                        Golden Retirement Savings Program

3. Investments in Master Trust

Assets held by the Master Trust are as follows:

                                                          December 31,
                                                    1999               1998
                                                -------------------------------
Investments, at fair value determined
  by quoted market price:
     Mutual funds                               $68,090,093         $60,561,106
     Parent Company common stock                     87,084             346,167
     Common trust fund                           26,265,663          17,750,976
Unallocated insurance contracts, at
  contract value                                         --           7,710,528
Notes receivable from participants
  at estimated fair value                         1,647,222           2,056,908
                                                -------------------------------
                                                 96,090,062          88,425,685
  Less amounts allocated to other plan           64,525,541          58,890,992
                                                -------------------------------
                                                $31,564,521         $29,534,693
                                                ===============================

The Plan's interest in the Master Trust assets was approximately 33% as of December 31, 1999 and 1998.

On January 27, 2000, when the Parent Company formally emerged from protection under the bankruptcy code (see Note 1), shares of Parent Company common stock (Old Company stock) were canceled and holders of Old Company stock received warrants to purchase successor company common stock. The warrants have a nominal fair value and all transactions involving this investment are suspended until the Plan receives guidance from the Department of Labor as to the proper disposition of the warrants.

The interest rates on the unallocated insurance contracts held by the Master Trust were 6.4% in 1999 and 6.05% to 6.40% in 1998. The average yield was 6.3% and 6.1% in 1999 and 1998, respectively. Contracts in the Master Trust matured in 1999.

Interest and dividend income earned by the Master Trust was as follows:

                                                        Year ended December 31,
                                                        1999             1998
                                                     ---------------------------

Interest and dividend income earned
  by the Master Trust                                $6,335,288       $4,839,630
Less amount allocated to other plan                   4,191,175        3,149,203
                                                     ---------------------------
                                                     $2,144,113       $1,690,427
                                                     ===========================

                        Golden Retirement Savings Program

3. Investments in Master Trust (continued)

The Master Trust's investments (including investments bought and sold, as well as held during the year) appreciated (depreciated) in value and were allocated to the Plan as follows:

                                                      Year ended December 31,
                                                      1999              1998
                                                  ------------------------------

Investments at fair value as determined
  by quoted market prices:
    Mutual funds                                  $14,319,350       $ 8,646,742
    Investments in the Parent Company's
      common stock                                    308,931        (3,030,117)
                                                  ------------------------------
                                                   14,628,281         5,616,625
Less amounts allocated to other plan               11,118,521         4,331,032
                                                  ------------------------------
                                                  $ 3,509,760       $ 1,285,593
                                                  ==============================

4. Income Tax Status

The Internal Revenue Service ruled November 14, 1995, that the Plan is qualified under Section 401(a) of the IRC and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the IRC to maintain its qualification. The Plan administrator believes that the Plan is being operated in compliance with the applicable requirements of the IRC and, therefore, believes the Plan is qualified and the related trust is tax exempt.

5. Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become fully vested in their accounts.

6. Transactions with Parties In Interest

The Master Trust invests in common stock of the Parent Company.

                        Golden Retirement Savings Program

7. Reconciliation of Financial Statements to Form 5500

The following reconciles net assets available for benefits per the financial statements to the Form 5500:

                                                          December 31
                                                    1999               1998
                                                 -------------------------------

Net assets available for benefits per financial
  statements                                     $31,614,311        $29,613,548
Employer contribution receivable                     (14,158)           (22,001)
Participant contribution receivable                  (46,936)           (68,158)
Payable to third parties                              11,304             11,304
                                                 -------------------------------
Net assets available for benefits per the Form
  5500                                           $31,564,521        $29,534,693
                                                 ===============================

The following reconciles contributions per the financial statements to the Form 5500:

                                                      Year ended December 31,
                                                       1999             1998
                                                     ---------------------------

Contributions per financial statements               $959,899        $1,442,448
Less: Contribution receivables at end of year         (61,094)          (90,159)
Add: Contribution receivables at beginning of year
                                                       90,159           133,313
                                                     ---------------------------
Contributions per the Form 5500                      $988,964        $1,485,602
                                                     ===========================

Differences between the financial statements and the Form 5500 are due to the financial statements being prepared on the accrual basis and the Form 5500 prepared on the cash basis.